Exhibit 99.1

	PRESS RELEASE	Contact:	Frank J. Bilban
972-562-9473	September 3, 2019		Vice President & CFO

ENCORE WIRE ANNOUNCES CHIEF FINANCIAL OFFICER TO RETIRE

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) announced today that the Company’s Vice President and Chief Financial Officer, Mr. Frank J. Bilban, will retire in May of 2020. His successor, Mr. Bret J. Eckert was hired following an intensive search process.

Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Frank Bilban has been a vital member of our executive team and has served the Company with distinction, making an immense contribution to the growth and success of the Company. By the time he retires, he will have been our CFO for twenty years. He deserves more time to spend with his family and relaxing playing golf, hunting and travelling. All of us at Encore Wire wish Frank a long happy retirement. Although we hate to lose Frank, we are delighted to have Bret Eckert replace Frank as Vice President-Finance, Treasurer, Secretary and Chief Financial Officer.

Bret, age 52, has extensive experience managing financial operations in several firms. Most recently, Bret served as Executive Managing Director for the Houston office of Riveron Consulting LLC, a business advisory firm, from June 2018 to August 2019. Previously he was Senior Vice President and CFO of Atmos Energy Corporation in Dallas for approximately five years. He spent the first twenty-two years of his career with Ernst & Young LLP where he was a partner for ten years. Bret had numerous manufacturing clients including Encore Wire, whom he audited for five years as a Manager and later for five years as a Partner. The Encore team and Bret know each other well.

Effective today, Bret has been appointed as a Vice President-Finance of Encore Wire Corporation. Frank Bilban will remain a Vice President-Finance and our Chief Financial Officer, Treasurer and Secretary through December 31, 2019 while transitioning to Bret. Bret will take over as Chief Financial Officer, Treasurer and Secretary on January 1, 2020. Frank will stay on as a Vice President-Finance until the Annual Meeting of Shareholders in May to assist Bret as needed. They will also be able to travel together to our three Investor Conferences in the next eight months to introduce Bret to our shareholder base.”

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.